CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Harding, Loevner Funds, Inc. of our report dated December 17, 2025, relating to the financial statements and financial highlights of International Developed Markets Equity Portfolio, which appears in Harding, Loevner Funds, Inc.’s Certified Shareholder Report on Form N-CSR for the year ended October 31, 2025. We also consent to the references to us under the headings “Additional Information About the Portfolios”, “Miscellaneous - Experts”, “Form of Agreement and Plan of Reorganization and Liquidation”, “Financial Statements” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
May 7, 2026